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                                                                  EXHIBIT 10(tt)


                                  SUBLEASE AGREEMENT



     SUBLEASE AGREEMENT dated as of December 31, 1997, by and between BASE TEN SYSTEMS, INC., a New Jersey corporation having offices at One Electronics Drive, Trenton, New Jersey (hereinafter referred to as "Sublandlord"), and STRATEGIC TECHNOLOGY SYSTEMS, INC., a Nevada corporation, having offices at 1 Electronic Drive Trenton, New Jersey (hereinafter referred to as "Subtenant"):

                                 W I T N E S S E T H:

          WHEREAS, Sublandlord has net leased the entire building located at 1 Electronic Drive, Hamilton, New Jersey (the "Building"), pursuant to that certain Lease dated October 28, 1994 (the "Prime Lease") between CKR Partners, L.L.C. (the "Prime Landlord") and Sublandlord, as same was modified by that certain Amendment to Lease dated December 23, 1994 (the "First Amendment") between Prime Landlord and Sublandlord, as modified by that certain letter agreement dated May 30, 1995 (the "Second Amendment") between Prime Landlord and Sublandlord, as modified by that certain letter agreement dated August 8, 1995 (the "Third Amendment") between Prime Landlord and Sublandlord, and as further modified by that certain letter amendment dated August 25, 1995 (the "Forth Amendment") between Prime Landlord and Sublandlord (the Lease as amended and modified by the Modification Agreement, Letter Agreement, First Amendment and Second Amendment is hereinafter referred to as the "Prime Lease"); and

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          WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord, the portion of the Building, as shown on the floor plan attached hereto as Exhibit A (hereinafter called the "Space") and the Space shall, for the purposes of this Sublease, be deemed to include office and manufacturing space of 30,000 rentable square feet and common area space of 10,000 rentable square feet.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. This Sublease shall be expressly subject and subordinate to all of the terms, covenants and conditions contained in the Prime Lease, as defined above, except such terms, conditions, provisions and agreements as are specifically inconsistent with the provisions hereof or are set forth in paragraph 13 below
(the "Excluded Provisions").   Subtenant hereby acknowledges that it has
received delivery of a copy of the Prime Lease and has reviewed the terms of thereof.

     2. Subject to the consent of the Prime Landlord, Sublandlord hereby sublets the Space to Subtenant and Subtenant hereby hires the same from Sublandlord for the term commencing on the "Commencement Date", as that term is hereinafter defined, and ending on midnight of the last day of the sixtieth
(60th) month following the Commencement Date, unless sooner terminated pursuant to the provisions hereof (the "Expiration Date"). The

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Commencement Date shall be closing date of that certain Purchase Agreement between Sublandlord and Subtenant pursuant to which Sublandlord is to sell its division known as the Government Technologies Division to Subtenant. Sublandlord and Subtenant agree to confirm the actual Commencement Date in writing; however, the failure to so confirm shall have no effect on the
Commencement Date.   Notwithstanding anything to the contrary contained herein, if for any reason the term of the Prime Lease is terminated prior to the Expiration Date of this Sublease, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless such termination is due to, or involves, a breach by Sublandlord of its obligations under the Prime Lease or this Sublease and Subtenant shall not be liable for rent relating to the period following the date of such termination, provided, that such termination is not due to or involve a breach by Subtenant of its obligations under the Sublease in which event Sublandlord shall be entitled to all its remedies in law, equity and hereunder .

     3. This Sublease and Sublandlord's and Subtenant's rights and obligations hereunder are expressly made subject to and conditioned upon Sublandlord obtaining the consent to this Sublease of Prime Landlord and Princeton Bank and Trust Company. Sublandlord shall notify Subtenant of such consents, promptly upon Sublandlord's receipt of same.

     4. (a) The Space will be sublet at an annual base rental rate (the "Base Rent") of Two Hundred Forty Thousand and 00/100 Dollars ($240,000.00) for the period

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beginning on the Commencement Date and ending on December 31, 2000, payable in equal monthly installments of Twenty-Thousand and 00/100 Dollars ($20,000.00), and Two Hundred Sixty Four Thousand and 00/100 Dollars ($264,000.00) for the period beginning on January 1, 2001 and ending on the Expiration Date, payable in equal monthly installments of Twenty-Two Thousand and 00/100 Dollars ($22,000.00).

          (b) All Base Rent shall be payable in advance on the first day of each month during the term of this Sublease, except that Subtenant shall pay the first month's rent upon execution hereof. All Base Rent, additional rent (as hereinafter defined) and other sums and charges due to Sublandlord under this Sublease shall be paid by Subtenant at the office of Sublandlord set forth above, or at such other place as Sublandlord may designate, without any notice, setoff or deduction whatsoever. Subtenant's obligation to make such payments shall survive the Expiration Date or sooner termination of this Sublease.

          (c) All other costs and expenses which Subtenant assumes or agrees to pay pursuant to this Sublease shall be deemed "additional rent" and, in the event of non-payment, Sublandlord shall have all the rights and remedies herein provided for in case of non-payment of Base Rent.

          (d) If Sublandlord shall be charged with respect to the Space for any other sums or charges pursuant to the provisions of the Prime Lease, then Subtenant shall be liable for all such sums and charges as additional rent under this Sublease and such sums shall be due and payable by Subtenant to Sublandlord on demand.

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     5.  ADDITIONAL RENT Additional Rent.  Subtenant shall pay to
Sublandlord, as additional rent, 43.75% of all amounts payable by Sublandlord pursuant to Article 4.2 of the Prime Lease, including without limitation payment for utilities, real estate taxes, sewer and common area maintenance
charges.   Payment of amounts due hereunder shall be made in the manner and ten (10) days before each such date as Sublandlord shall be required to pay its corresponding share of such additional rent and the furnishing of statements therefor to Subtenant.

     6.   Subtenant shall use and occupy the Space for the uses specified in
Article 5.1 of the Prime Lease only. Subtenant shall take good care of the Space and the fixtures and appurtenances therein, and shall, at its own cost and expense, make all repairs thereto as and when needed, to preserve the Space in good working order and condition; provided, however, that Subtenant shall not be responsible for repairs occasioned by the acts or omissions of Sublandlord, their respective officers, agents, servants, employees, licensees, invitees or representatives. At the expiration of the term hereof, Subtenant shall surrender the Space to Sublandlord in good order and repair, normal wear and tear and damage by fire or other unavoidable casualty excepted, and subject to the provisions set forth in the preceding sentence.

     7. (a) Subtenant shall not (i) assign this Sublease (by operation of law or otherwise), (ii) subsublet all or any part of the Space, (iii) mortgage, pledge, hypothecate or otherwise encumber its interest in this Sublease or the Space or any interest therein, or (iv) grant any concession, license or otherwise permit the Space to be used or occupied by anyone

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other than Subtenant, except with the prior written consent of the Prime
Landlord, as provided in the Prime Lease and of Sublandlord, which consents may
be unreasonably withheld or delayed.   Any and all out-of-pocket costs,
including reasonable attorneys' fees, incurred by Sublandlord in connection with Subtenant's proposed assignment or sublease of this Sublease Agreement, shall be paid by Subtenant. Any attempted assignment or subletting which is contrary to the provisions of this paragraph shall be void.

          (b) Any merger or consolidation of Subtenant with any other business entity shall be deemed an assignment of this Sublease and any sale, transfer, assignment or hypothecation of (i) a total of fifty (50%) percent or more of the issued and outstanding common stock of Subtenant, if Subtenant is a corporation, or (ii) fifty (50%) percent of the beneficial or equitable interest in the economic benefits of the profits and losses of Subtenant, if Subtenant is a joint venture, partnership or other business entity, however accomplished and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Sublease.

          (c) If this Sublease is assigned, or if the Space or any part thereof is subsublet or occupied by one other than Subtenant, Sublandlord may, after default by Subtenant, collect rent and other charges from such assignee, subsubtenant or other occupant, and apply the net amount collected to Base Rent and other charges herein reserved, but no such assignment, subsubletting, occupancy or collection shall be deemed to be a waiver of this Paragraph 6 or an acceptance of the assignee, subsubtenant or other occupant as the Subtenant under this Sublease. No assignment or subsubletting shall, in any way, release, relieve or modify the

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liability of Subtenant under this Sublease and Subtenant shall be and remain liable under all of the terms, covenants, conditions, provisions and agreements hereof.

     8. Subtenant hereby acknowledges that it is currently occupying the Space and agrees to accept the Space in its existing condition and state of repair, "whereas" and "as is". Any alterations or remodeling that Subtenant may desire to effect shall be subject to the prior written consent of Sublandlord, and the Prime Landlord where required pursuant to the Prime Lease and shall be at the sole expense of Subtenant. Subject to the prior consent of the Prime Landlord, Sublandlord agrees not to unreasonably withhold its consent to any alterations or remodeling by Subtenant.

     9. All alterations, decorations, installations and improvements made in the Space, including all paneling, partitioning and the like, made by either Sublandlord or Subtenant, shall, at the option of Sublandlord, become the property of Sublandlord and shall remain upon and be surrendered with the Space as part thereof at the end of the term hereof. Subtenant's personal property, trade fixtures, furnishings, decorations, movable partitions and similar items, which do not become permanently affixed to the Space ("Subtenant's Property"), shall remain the property of Subtenant and may be removed by Subtenant upon the expiration of the term of this Sublease. Any repairs that may be necessitated by the removal of Subtenant's Property shall be promptly made by and at the sole expense of Subtenant.

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     10.  Sublandlord shall not in any way be liable or responsible to Subtenant for any loss or damage or expense which Subtenant may sustain or incur, if either the quantity or character of electric service is changed or is no longer available or suitable for Subtenant's requirements. .


     11. This Sublease is expressly made subject and subordinate to the terms and conditions of the Prime Lease and to any and all mortgages and/or ground leases to which the Prime Lease may be or become subject and subordinate. Subtenant hereby covenants and agrees to observe and perform all obligations of Sublandlord, as tenant under the Prime Lease and to comply with and abide by the terms and conditions thereof, insofar as the same relate to the Space and to Subtenant's use and occupancy thereof, except for any Excluded Provisions, and further covenants not to do or suffer or permit anything to be done which would
result in a default under or cause the Prime Lease to be terminated.   All of
the terms, covenants, conditions, provisions and agreements of the Prime Lease, excepting any Excluded Provisions, are hereby incorporated herein with the same force and effect as if herein set forth in full and wherever the term "Tenant" occurs in the Prime Lease, the same shall be deemed to refer to Subtenant.

     12. Sublandlord (i) represents and warrants that it is not, and on the Commencement Date will not be, in default under the Prime Lease, and (ii) agrees that Subtenant, upon observing all of the covenants and conditions hereof on its part to be

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performed, shall have the right to peaceably and quietly enjoy the Space, subject, nevertheless, to the terms and conditions of the Prime Lease.
Subtenant shall be entitled to and shall receive, and Sublandlord shall cooperate with Subtenant at its reasonable request in securing for Subtenant, all of the rights, privileges, elections, benefits and services available to Sublandlord under the Prime Lease, insofar as the same relate to the Space and Subtenant's use and occupancy thereof. However, Sublandlord shall not be liable to Subtenant for any failure of the Prime Landlord in providing such rights, privileges, elections, benefits and services.

     13. Sublandlord represents that it has delivered to Subtenant a true and complete copy of the Prime Lease attached hereto as Exhibit "C", together with
any and all amendments, modifications or supplements thereto.   Anything
contained in this paragraph 13 to the contrary notwithstanding, the following provisions of the Lease are deemed Excluded Provisions: Article 2; Article 3;
Article 11; Schedule B; and the schedule of Basic Lease Details.

     14. Unless caused by the negligent acts of Sublandlord (or its officers, agents, servants, employees, licensees, invitees or representatives), Sublandlord shall not be liable for any damage to persons or property sustained by Subtenant and others by reason of Subtenant's use and occupancy of the Space other than the use set forth herein. Subtenant agrees to indemnify and save Sublandlord harmless from and against any and all claims arising therefrom, and will carry liability insurance for bodily injury, death and property damage having limits in the amount of $3,000,000 combined single limit, naming Sublandlord and

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Prime Landlord as additional insureds.  On or before the Commencement Date,
Subtenant will furnish Sublandlord with duplicate written confirmation of such insurance coverage for the benefit of Subtenant, Sublandlord and Prime Landlord, as their respective interests may appear.

     15. Subtenant shall indemnify and hold harmless Sublandlord, its agents, contractors, servants, licensees, employees or invites from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney's fees and disbursements) arising from (1) the use, conduct or maintenance of the Space or any business therein or any work or thing whatsoever done, or any condition created in or about the Space during the term of this Sublease (or any time prior to the Commencement Date that Subtenant may have been given access to the Space), (2) any negligent or otherwise wrongful act or omission of Subtenant or any of its agents, contractors, servants, licensees, employees or invites, (3) any failure of Subtenant to perform or comply with all of the provisions of this Sublease hereof that are applicable to Subtenant, and (4) any obligation Sublandlord may have to indemnify Prime Landlord under the Prime Lease, to the extent related to the Space. In case any action or proceeding be brought against Sublandlord or any agent, contractor, servant, licensee, employee or invitee of Sublandlord by reason of any of the foregoing, Subtenant, upon notice from Sublandlord, shall defend such action or proceeding by counsel chosen by Subtenant, who shall be reasonably satisfactory to Sublandlord. Subtenant or its counsel shall keep Sublandlord fully appraised at all times of the status of such defense and shall not settle same without the written consent of Sublandlord.

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     16.  With respect to the Space, Subtenant shall have the same rights and obligations as Sublandlord under the Prime Lease in the case of damage to or destruction of the Space by fire or other causes or in the case of condemnation.

     17. Any violation by Subtenant of any of the terms, provisions, covenants or conditions of the Prime Lease or of any rules or regulations promulgated and enforced by the Prime Landlord of which Subtenant has been given notice or any default of Subtenant with respect to the payment of any indebtedness to Sublandlord irrespective of whether such obligation arises from this Sublease or otherwise, shall constitute a violation of this Sublease. In the event of any such violation of this Sublease, Sublandlord, after giving Subtenant ten (10) days' prior written notice of any such default, shall have and may exercise against Subtenant all the rights and remedies available to the Prime Landlord under the Prime Lease, as though the same were expressly reiterated herein as the rights of Sublandlord, unless within the applicable cure period Subtenant has cured the specified default or violation or if the specified default or violation is of such a nature that it cannot be cured within said period, Subtenant has commenced the curing thereof within said period, and diligently prosecutes such curing to completion. No waiver of any such violation by either Sublandlord or Prime Landlord shall be deemed a waiver of the term, provisions, covenant, condition, rule or regulation in question or any other subsequent violation.

     18. All payments and notices made or given hereunder shall be either delivered by hand, or sent by certified or registered mail, or Federal Express or similar

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overnight delivery service, and shall be deemed served, if delivered by hand, or sent by overnight delivery, on the date of delivery or, if mailed, on the third business day after mailing said notice with the postal authorities to the
parties respective addresses first noted above.   Either party may designate, by
notice to the other as provided herein, a new address to which notices shall thereafter be delivered or mailed.

     19. The term "Sublandlord" as used in this Sublease means only the person to whom Subtenant is required by law to attorn, so that, for example, in the event of any assignment by Sublandlord of the Prime Lease, Sublandlord shall be and hereby is freed and relieved of all terms, covenants, conditions, provisions and agreement of the Sublandlord thereafter accruing and it shall be deemed and construed, without further agreement between the parties hereto, or their successors and interests, or between the parties hereto and the assignee, that the assignee has assumed and agreed to carry out any and all covenants and obligations of Sublandlord thereafter accruing hereunder.

     20. (a) Subtenant covenants, represents and warrants that Subtenant has had no dealings or negotiations with any broker, agent or consultant in connection with this lease. Subtenant covenants and agrees to pay, hold harmless and indemnify Sublandlord from and against any and all cost, expense (including reasonable attorneys' fees), loss and liability for any compensation, commissions or charges arising from the inaccuracy of the foregoing representation.

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          (b) Sublandlord covenants, represents and warrants that Sublandlord has had no dealings or negotiations with any broker, agent or consultant in connection with this lease. Sublandlord covenants and agrees to pay, hold harmless and indemnify Subtenant from and against any and all cost, expense (including reasonable attorneys' fees), loss and liability for any compensation, commissions or charges arising from the inaccuracy of the foregoing representation.

     21. Subject to the terms and conditions of the Prime Lease, this Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior negotiations, conversations, correspondence and agreements. There are no representations or warranties not set forth herein.
No waiver or modification hereof shall be valid or effective unless in writing signed by the party or parties thereby affected.

     22. In the event of any termination of the Prime Lease prior to the expiration or other termination of this Sublease for any reason other than the default by Subtenant hereunder, Prime Landlord, at its option, upon written notice to Subtenant given within fifteen (15) days after the termination of the Prime Lease, without any additional or further agreement of any kind on the part of the Prime Landlord or the Subtenant, may elect to require Subtenant to attorn to Prime Landlord and to continue this Sublease with the same force and effect as if the Prime Landlord, as lessor, and Subtenant, as lessee, had entered into a lease as of such effective date, for a term equal to the then unexpired term of this Sublease, and containing the same provisions as those contained in this Sublease. In the event of such election by the Prime

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Landlord, (i) Subtenant agrees to attorn to Prime Landlord and Prime Landlord and Subtenant shall have the same rights, obligations, and remedies as were had by Sublandlord and Subtenant, respectively, under this Sublease prior to such effective date, and this Sublease shall be deemed to be a direct lease between Prime Landlord and Subtenant. The foregoing provisions of this paragraph shall apply notwithstanding that, as a matter of law, this Sublease may terminate upon the expiration, termination or surrender of the Prime Lease and shall be-self-operative upon any such election by Prime Landlord to require attornment; provided, however, that Subtenant, upon demand by Prime Landlord agrees to execute and deliver such instrument or instruments in form and substance reasonably satisfactory to Subtenant, as Prime Landlord may reasonably request to evidence and confirm the foregoing provisions of this paragraph.


     23. The terms and provisions of this Sublease shall be governed by and construed in accordance with the laws of the State of New Jersey.

     24. This Sublease shall bind and inure to the benefit of the parties hereto and their successors and assigns.

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     IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed as of the day and year first above written.

                         SUBLANDLORD:

                         BASE TEN SYSTEMS, INC.


                         By: /s/ Thomas E. Gardner
                            ------------------------------------
                            Name:  Thomas E. Gardner
                            Title: President  and Chief Executive
                                    Officer


                         SUBTENANT:

                         STRATEGIC TECHNOLOGY SYSTEMS, INC.



                         By: /s/ Edward J. Klinsport
                            ------------------------------------
                            Name:   Edward J. Klinsport
                            Title:  President and Chief Executive
                                     Officer


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